Exhibit 99.2

	FOR:	Jarden Corporation

	CONTACT:	Martin E. Franklin
Chairman and
Chief Executive Officer
914-967-9400

Investor Relations:
Erica Pettit
Press: Evan Goetz/Melissa Merrill
Financial Dynamics
FOR IMMEDIATE RELEASE		212-850-5600

JARDEN CORPORATION PRICES $100 MILLION OF 7 1/2% SENIOR SUBORDINATED

NOTES DUE 2017 AND ANNOUNCES THE RECEIPT OF THE REQUISITE CONSENTS

IN CONNECTION WITH ITS PREVIOUSLY ANNOUNCED TENDER OFFER

Rye, New York – February 12, 2007 – Jarden Corporation (NYSE: JAH) today announced that it has priced the sale of $100 million of its 7 1/2% Senior Subordinated Notes due 2017.

The closing of the notes is expected to occur on or about February 14, 2007. Jarden intends to use the net proceeds from the offering for general corporate purposes, which may include the repayment of debt, the funding of capital expenditures and potential acquisitions. Lehman Brothers Inc. is the sole book-running manager for the offering.

Jarden also announced today that, in connection with its previously announced tender offer to purchase for cash all of its outstanding 9 3/4% Senior Subordinated Notes due 2012 (the “Notes”), as well as the related consent solicitations to amend the indenture governing the Notes, it has been advised by the depositary for the tender offers and consent solicitations that, as of 5:00 P.M. New York City time on February 9, 2006, the expiration date of the consent solicitation, holders of a majority in aggregate principal amount of the Notes had validly tendered and not withdrawn their notes and had provided their consents to effect the proposed amendments to the indentures under which the Notes were issued.

As a result of receiving the requisite consents and tenders for the Notes, in order to effect the proposed amendments to the indentures governing each of the Notes, Jarden has executed and delivered a supplemental indenture to the respective indenture. The supplemental indenture (and the proposed amendments contained therein) will not, however, become operative unless and until Jarden accepts the Notes for purchase pursuant to the tender offer. Lehman Brothers Inc. is acting as Dealer Manager in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Lehman Brothers, Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group or to Global Bondholder Services, the Information Agent for the tender offer and consent solicitation, by telephone at (866) 470-4200 (toll free) or (212) 430-3774 (collect), or in writing at 65 Broadway, Suite 74, New York, NY 10006.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A registration statement relating to the notes automatically became effective on February 2,

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2007, and this offering is being made by means of a prospectus supplement. Copies may be obtained, when available, from: Lehman Brothers Inc., 745 Seventh Avenue, High Yield Capital Markets, 4th Floor, New York, NY 10019.

An electronic copy of the prospectus supplement will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

Jarden Corporation is a leading provider of niche consumer products used in and around the home. Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Loew-Cornell® and Pine Mountain®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Harmony®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain™; and Outdoor Solutions: Campingaz® and Coleman®. Headquartered in Rye, N.Y., Jarden has over 20,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings, securities offerings and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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